[PATAPSCO BANCORP, INC. LETTERHEAD]

                                  PRESS RELEASE

PATAPSCO BANCORP, INC.
For further information contact Joseph J. Bouffard, President 410-285-9327


         PATAPSOC BANCORP, INC. ANNOUNCES ELECTION OF TWO DIRECTORS AND
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                               10% STOCK DIVIDEND
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     Baltimore,  Md. October 25, 2002 - Patapsco Bancorp,  Inc. (OTC, Electronic
Bulletin Board: PATD), the parent company of The Patapsco Bank, announced at its annual meeting that Douglas H. Ludwig and Dr. Theodore Patterson were each elected by the Company's shareholders to serve 3 year terms as Directors of Patapsco Bancorp, Inc.

     At the same time, the Company announced that it would declare a 10% stock dividend with respect to the Company's outstanding common stock. The dividend shares will be payable on December 13, 2002 to stockholders of record as of November 15, 2002. No fractional shares will be issued nor will cash in lieu of fractional shares be distributed.

     Thomas P. O'Neill, Chairman of the Board of Directors explained that the main objective of the stock dividend is to provide stockholders with a broader trading market for their stock and to increase liquidity.

     Patapsco Bancorp, Inc. is the holding company of The Patapsco Bank, a Maryland chartered commercial bank. At September 30, 2002, before the effect of the stock dividend, the Company had 374,213 shares of common stock issued and outstanding. The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk at 1301 Merritt Blvd., in Parkville at 8705 Harford Road and in Carney at 1844 East Joppa Road.




When used in this press release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipate," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions, changes in policies by regulatory agencies, fluctuations in interest rates, and changes in the market for bank stocks that could cause actual results to differ materially from those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.